Exhibit 10.19

THE TJX COMPANIES, INC.

RESTRICTED STOCK UNIT AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

January 29, 2016

This certificate evidences an award (the “Award”) of restricted stock units granted to the grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.

The Award consists of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each restricted stock unit forming part of the Award.

1.	Grantee:	Ernie Herrman

2.	Number of Restricted Stock Units Subject to the Award:	70,186, subject to the adjustment provisions of Section 3 of the Plan

3.	Date of Award:	January 29, 2016

4.	Performance and Service Vesting Criteria:

(i)	Subject to the satisfaction by Grantee of the service condition specified in Section 4(ii) below and further subject to Sections 5 and 6 below: the Award shall be eligible to vest only if the Committee certifies that performance under the Company’s Management Incentive Plan (“MIP”) for the 2017 Fiscal Year has been achieved at or above the Award Target Level for the 2017 Fiscal Year; provided that, if for the 2017 Fiscal Year the Committee certifies that MIP performance has been achieved at or above the Award Minimum Level but below the Award Target Level, the portion of the Award that shall be eligible to vest shall be prorated on a straight line basis (with no portion of the Award being eligible to vest if the Award Minimum Level is not attained for the 2017 Fiscal Year). Except as the Committee may otherwise determine, (A) “Award Target Level” means the MIP performance level for the 2017 Fiscal Year that results in a MIP payout of 67% of the corporate MIP target payout amount for such year and “Award Minimum Level” means the lowest MIP performance level for the 2017 Fiscal Year that results in any corporate MIP payout amount for such year, and (B) the Award shall be treated as a Qualifying Award and references to MIP for purposes of this Section 4 shall refer to MIP awards intended to qualify for exemption from the deductibility limits imposed by Section 162(m) of the Internal Revenue Code. If the Committee certifies that MIP performance for the 2017 Fiscal Year has been achieved at a level below the Award Target Level, the portion of the Award that is no longer eligible to vest pursuant to the foregoing (including, for the avoidance of doubt, if MIP performance for the 2017 Fiscal Year is below the Award Minimum Level, the entire Award) will be immediately and automatically forfeited on the day of such certification.

(ii)	Subject to the provisions of the Award including, without limitation, Sections 5 and 6 below, so much of the entire Award as is determined pursuant to Section 4(i) above to be eligible to vest shall vest on a prorated annual basis (one-seventh per fiscal year) over the seven (7)-fiscal-year period beginning with the 2020 Fiscal Year, provided that the Grantee has remained in continuous employment with the Company and its subsidiaries from the Date of Award through the last day of the applicable fiscal year.

Number of Shares[1]	Scheduled Vesting Date
10,027	Last day of FYE 2020
10,027	Last day of FYE 2021
10,027	Last day of FYE 2022
10,027	Last day of FYE 2023
10,026	Last day of FYE 2024
10,026	Last day of FYE 2025
10,026	Last day of FYE 2026

[1]	Number of Shares is subject to adjustment pursuant to Section 3 of the Plan and/or proration pursuant to Section 4(i) above.

5.	Change of Control: Upon the occurrence of a Change of Control occurring while any portion of the Award is outstanding, the provisions of this Section 5 shall apply to the Award, to the extent not then vested and not previously forfeited, notwithstanding any other provision of the Award to the contrary (but subject, for the avoidance of doubt, to Section 12 below):

(i)	Upon consummation of the Change of Control occurring prior to the determination of MIP performance for the 2017 Fiscal Year, the performance vesting condition described in Section 4(i) above shall be deemed fully satisfied at the Award Target Level with respect to any portion of the Award that was outstanding immediately prior to consummation of the Change of Control.

(ii)	Upon consummation of the Change of Control whenever occurring, if the Committee does not provide for rollover awards as described in Section 5(iii) below, any unvested portion of the Award (determined after giving effect to the provisions of Section 5(i) above) that was outstanding immediately prior to consummation of the Change of Control shall automatically and immediately vest in full.

(iii)	The Committee in its discretion may, but shall not be required to, provide in connection with the Change of Control that, in lieu of the acceleration described in Section 5(ii) above, any unsatisfied service vesting conditions described in Section 4(ii) above applicable to any portion of the Award that was outstanding immediately prior to consummation of the Change of Control shall continue to apply (with such appropriate adjustments as the Committee may determine) from and after the Change of Control to such award or to any stock, cash or other property into which such award is converted or for which it is exchanged in connection with the Change of Control (any such award or other stock, cash or other property, a “rollover award”) on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction; provided, that such continuing vesting conditions shall provide for accelerated vesting of each outstanding but unvested rollover award in the event Grantee’s employment is terminated in a “Change of Control Termination” (as defined in the Employment Agreement) occurring upon or within the “Standstill Period” (as defined in the Employment Agreement). In any case where this Section 5(iii) applies, all references to this “Award” shall be deemed to include, where appropriate, a rollover award as defined above.

(iv)	Subject to the continuing vesting condition provisions of Section 5(iii) above, the provisions of this Section 5 shall be applied on a basis that to the satisfaction of the Committee enables the Grantee to participate, as applicable, as a shareholder (as to any share of Stock with respect to a restricted stock unit subject to the Award held by the Grantee immediately prior to the Change of Control) on the same basis as other holders of Stock.

All references to the Committee in this Section 5 shall be construed to refer to the Committee as constituted and acting prior to consummation of the Change of Control. For the avoidance of doubt, no Committee action permitted by this Section 5 will be treated as an action requiring the Grantee’s consent under Section 10 of the Plan. For purposes of the Award, “Employment Agreement” means the employment agreement between Grantee and the Company dated October 5, 2015, as the same may be amended and in effect from time to time.

6.	Termination of Employment: Subject to Section 5 above, in the event the Grantee’s employment with the Company and its subsidiaries terminates for any reason, the Award, to the extent not then vested and not previously forfeited, shall immediately and automatically be forfeited. Upon a termination of the Grantee’s employment for Cause (as defined in the Employment Agreement) all portions of the Award then outstanding, whether vested or unvested, shall immediately and automatically be forfeited and cancelled in their entirety.

7.	Additional Forfeiture Conditions: For the avoidance of doubt, the Award shall be subject to Section 8 of the Employment Agreement.

8.	Delivery of Shares: To the extent the Award has vested as to any restricted stock units subject to the Award under Sections 4 or 5 above, the Company shall effect delivery on the day (the “Settlement Date”) that falls six months and one day following Grantee’s separation from service with the Company to Grantee (or, if Grantee has died, to such beneficiary or beneficiaries as may be designated by the Grantee in writing, any such designation to be in such form, and delivered prior to his death to such person at the Company, as may be specified by the Company or, in the absence of such a designation, to the legal representative of Grantee’s estate) of such shares of Stock with respect to such vested restricted stock units, evidenced either by a stock certificate or by such other evidence of record ownership as the Company deems appropriate.

9.	Rights as Shareholder: The Grantee shall have no voting or other shareholder rights in respect of any share of Stock subject to the Award solely by reason of the granting of the Award. The Grantee shall have the rights of a shareholder, including without limitation dividend rights, only as to those shares of Stock, if any, that are actually delivered under the Award.

10.	Unsecured Obligation; No Transfers: The Award is unfunded and unsecured, and Grantee’s rights to any shares of Stock or other property (including cash) hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above.

11.	Section 409A: The Award and the Dividend Equivalent Payment, if any, described in Section 13 below are intended to constitute arrangements that are subject to and comply with the requirements of Section 409A of the Code, and shall be construed accordingly.

12.	Withholding: Grantee shall, no later than the date as of which any shares of Stock or other amounts provided hereunder first become includable in the gross income of Grantee for Federal income tax purposes or as wages subject to employment taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company in its discretion may, but need not, satisfy any withholding obligation by accelerating payment under the Award in the amount of the tax due. Grantee shall be entitled to tender shares in satisfaction of minimum required tax withholding with respect to vesting under the Award.

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13.	Dividend Equivalent Payment: Upon the delivery of any shares of Stock pursuant to Section 8 on the Settlement Date, Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that Grantee would have received, if any, as a regular cash dividend had he held the shares of Stock deliverable in respect of such vested restricted stock units subject to the Award from the Date of Grant to the Settlement Date, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest on the Settlement Date.

THE TJX COMPANIES, INC.

BY:	/s/ Carol Meyrowitz

Agreed:	/s/ Ernie Herrman

Date:	January 29, 2016